ARTICLES OF INCORPORATION
                            AS AMENDED

                                OF

                      PACIFIC WEBWORKS, INC.


I.   NAME:     The name of the corporation is:

                      PACIFIC WEBWORKS, INC.

II.  PRINCIPAL OFFICE:      The location of the principal office of this
corporation within the State of Nevada is located at C/O Progressive Management, 2995 El Camino Road, Las Vegas, Nevada 89147.

III. PURPOSE:     The purpose for which this corporation is formed is to
engage in any lawful activity.

VI.  AUTHORIZATION OF CAPITAL STOCK:     The amount of the total authorization
of capital stock of the corporation shall be TWENTY THOUSAND DOLLARS ($20,000.00), consisting of twenty million (20,000,000) shares of common stock with a par value of ONE TENTH OF ONE CENT ($0.001) per share.

V.   INCORPORATORS:     The name and address of the incorporator signing these
Articles of Incorporation are as follows:

    James R. Glavas            2920 South
                               Salt Lake City, Utah 84115

 (Initial number of shareholders will be less than three)

VI.  DIRECTORS:     The governing board of this corporation shall be known as
directors, and the number of directors may from time to time by increased or decreased in such manner as shall be specified by the By-Laws of the corporation; provided, however, the number of directors shall not be reduced to less than one (1)

     The name and address of the Directors comprising the Board of Directors is as follows:

    Christian Larsen            180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101

    Tom Eldredge                180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101

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    Kenneth W. Bell             180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101

    Tom Hill                    180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101

    Allan Oepping               180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101

    Benjamin Black              180 South 300 West, Suite 400
                                Salt Lake City, Utah 84101


      The name and residence address within the State of Nevada of this Corporation's initial resident agent shall be: Progressive Management 2995 El Camino Road, Las Vegas, Nevada 89146

VII. STOCK NON-ASSESSABLE: The capital stock or holder thereof, after the mount of the subscription price has been paid in, shall not be subject to any assessment whatsoever to pay the debts of the corporation.

VIII. TERM OF EXISTENCE:    This corporation shall have perpetual existence.

XI.   CUMULATIVE VOTING:    No cumulative voting shall be permitted

X.    PREEMPTIVE RIGHTS:    Stockholders shall not be entitled to preemptive
rights.